Exhibit 10.15

June 29, 2011

Mr. K. Tucker Andersen

61 Above All Road

Warren, CT 06754

Dear Mr. Andersen,

In summary of the conversation between you and Leonard Osser, Thursday, June 23, 2011, this is the formal notification that you have agreed to extend the due date of the Promissory Note with Milestone Scientific Inc. originally dated December 24, 2008 for four hundred fifty thousand dollars ($450,000) until July 31, 2013. All other terms and conditions reman the same as included in the original agreement.

Please sign below acknowledging this change.

Thank you very much for your continued support of Milestone Scientific Inc.

Best regards,

/s/ Joseph D’Agostino

Joseph D’Agostino

Chief Financial Officer

/s/ K. Tucker Andersen

K. Tucker Andersen

June 30, 2011

Date